Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Petroleum Partners LP
Mary Sullivan, Chief Financial Officer
(832) 234-3600, msullivan@susser.com

Dennard ■ Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com
Ben Burnham, Vice President
(773) 599-3745, bburnham@dennardlascar.com
Susser Petroleum Partners LP Announces $150 Million
Increase in its Revolving Credit Facility
HOUSTON, December 17, 2013 - Susser Petroleum Partners LP (NYSE: SUSP), a wholesale distributor of motor fuels, announced today that it increased the aggregate lender commitments under its revolving credit facility by $150 million to a total of $400 million. SUSP retains the ability to further increase the credit facility by up to $100 million, subject to certain conditions. The facility matures in September 2017.

“This increase provides added capacity as we plan for future growth, and ensures liquidity to meet SUSP’s future acquisition opportunities,” said President and CEO Rocky Dewbre. “We appreciate the strong support from our bank group, including six new banks participating in this facility.”

About Susser Petroleum Partners LP
Houston-based Susser Petroleum Partners LP (NYSE: SUSP) is a publicly traded partnership formed by Susser Holdings Corporation (NYSE: SUSS) to engage in the primarily fee-based wholesale distribution of motor fuels to Susser Holdings and third parties. Susser Petroleum Partners distributes over 1.5 billion gallons of motor fuel annually from major oil companies and independent refiners to Susser Holdings' Stripes convenience stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Forward-Looking Statements

This news release contains "forward-looking statements." These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: Susser Holdings' business strategy, operations and conflicts of interest with us; our ability to renew or renegotiate our long-term distribution contracts with our customers; changes in the price of and demand for the motor fuel that we distribute; our dependence on two principal suppliers; competition in the wholesale motor fuel distribution industry; seasonal trends; increased costs; our ability to make acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; our reliance on SHC for transportation services; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Partnership's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

# # #